Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of Celestica Inc. of our report dated January 28, 2003, except for Note 1 and Note 20, as to which the date is March 27, 2003, relating to the financial statements and financial statement schedule, which appears in Manufacturers' Services Limited's Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
November 5, 2003